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                                                       EXHIBIT 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PENDING MERGER

                On June 4, 1998, the Company entered into a definitive agreement to merge with a merger subsidiary of World Access, Inc. ("World Access"). The transaction is subject to stockholder and regulatory approval and is expected to be accounted for as a purchase. The merger agreement provides that all shares of the Company's common stock will be converted into shares of World Access common stock based on the average daily closing price of World Access common stock as reported on the Nasdaq National Market System for a predefined period prior to the effective time of the merger (the "Closing Price"). If the Closing Price is more than $36.00, then each share of the Company's common stock will be converted into 0.4722 shares of World Access common stock. If the Closing Price is less than $29.00, then each share of the Company's common stock will be converted into 0.5862 shares of World Access common stock, provided that the nominal value of the consideration to be received will be no less than $12.00 per share. If the Closing Price is between $29.00 and $36.00, then the ratio will be the quotient of $17.00 divided by the Closing Price. World Access may elect to pay cash in lieu of issuing shares of World Access common stock so long as such cash does not comprise more than 55% of the total consideration paid to the stockholders of the Company (consideration value based upon the average of the high and low trading prices of the World Access common stock on the day of the Merger). During fiscal 1998, the Company recorded sales of $1,442,000 to World Access.

FISCAL 1998 COMPARED WITH FISCAL 1997

         Sales in fiscal 1998 decreased 3.9% to $113.2 million compared with $117.8 million in fiscal 1997. Increased sales of the Company's new network access products and broadband products were not sufficient to offset declining sales of older network access and asynchronous products.

         In fiscal 1998, broadband transmission product sales represented 52% of total sales reflecting a decrease of 9% compared with fiscal 1997. Demand for asynchronous products declined during fiscal 1998 resulting in a 15% decrease in sales of these products. This decrease was partially offset by sales of the Company's new Edgelink100 multiplexer. Approximately 80% of the Company's sales of these products are used by telephone company customers to provide high bandwidth fiber optic services in the feeder or distribution section of the public telephone network. Sales to one Regional Bell Operating Company ("RBOC") represented 70% and 60% of sales of broadband transmission products in fiscal 1998 and fiscal 1997, respectively. As a percent of total sales, this RBOC represented 36% and 33% in fiscal 1998 and fiscal 1997, respectively. In fiscal 1998, access product sales represented 45% of total sales reflecting an increase of 4% compared with fiscal 1997. Growth in this product group can be attributed to sales of the Company's new Access 60 server which increased 41% compared with fiscal 1997 and was partially offset by sales of older low-end access products which declined 37% compared with last year. The Access 60 product represented 63% of access product sales in fiscal 1998 compared with 46% in fiscal 1997. In fiscal 1998, sales of bandwidth optimization products represented 3% of total sales compared with 5% in fiscal 1997.

         Total orders booked in fiscal 1998 amounted to $105.0 million, reflecting a decrease compared with fiscal 1997 orders of $114.4 million. Backlog at the end of fiscal 1998 decreased to $12.2 million compared with $21.2 million at the end of the previous year. During the first quarter of fiscal 1998, the Company was notified by a major customer, MCI Communications, of its intention to cancel an order for Access60 products in the amount of $6.9 million. Had this cancellation been reflected in fiscal 1997, total orders would have been



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$107.5 million. Firm backlog would have been $14.3 million if this order cancellation had occurred in fiscal 1997.

         The Company's major customers include telephone operating companies and long distance carriers. Sales to RBOC and other major telephone companies represented 41% of total sales compared with 43% in fiscal 1997. The major long distance carriers represented 12% of sales in fiscal 1998 compared with 20% in fiscal 1997. International revenue represented 12% of total revenue in fiscal 1998 compared with 7% in fiscal 1997.

         In fiscal 1998 the Company recorded a net loss of $3.3 million or $.30 per share compared with a net loss in fiscal 1997 of $1.1 million or $.10 per share. Expenses related to the pending merger with World Access and the write off of $5.1 million of purchased research and development resulted in a larger net loss in fiscal 1998 compared with fiscal 1997.

         Gross profit in fiscal 1998 was $42.0 million and represented 37% of sales. In fiscal 1997, gross profit was $42.9 million or 36% of net sales. This decrease in gross profit resulted from lower sales and was offset by an increase in gross profit percentage as the product revenue mix shifted towards higher margin products and the Company's cost reduction efforts, primarily in the access products group. Additionally, gross profit percent has improved due in part to the benefits gained from the Company's manufacturing outsource strategy announced in the second quarter of fiscal 1998.

         Research and development expense amounted to $15.5 million which was substantially even with fiscal 1997. Spending continued on new product development efforts in the access products area and the broadband products area. Research and development expense represented 14% of sales in fiscal 1998 compared with 13% of sales in fiscal 1997.

         In January 1998, the Company acquired substantially all the assets of Jupiter Technology, Inc., a privately held developer of network access products, for $6.2 million in cash and Company common stock. Of this amount, $5.1 million was allocated to purchase in-process research and development, which consists of the value of Jupiter products in the development stage that were not considered to have reached technological feasibility as of the acquisition date. The $5.1 million was immediately expensed in accordance with applicable accounting rules.

         The Income Approach was utilized to value the acquired research and development technologies in the Jupiter acquisition. The Income Approach values technologies by projecting the potential cash flows related to those technologies and discounting the cash flows to their present values using a discount rate reflective of the risk of achieving the cash flows. The projected cash flows include estimates of the remaining costs to complete the in-process technologies.

         Jupiter development efforts as of the acquisition date were concentrated on a next generation network access product that utilizes Frame Relay and asynchronous transfer mode ("ATM") technologies. This new Jupiter product is expected to broaden the Company's integrated access product offerings and improve its competitive position. According to various industry analysts, the ATM access equipment market is expected to be approximately $1 billion by the year 2000. Public network carriers have been building out their core ATM infrastructure over the past several years. What ATM technology offers is an economical way to provide access to that infrastructure. Moreover, with the increase of voice, video and data traffic over public networks, there is a growing need for carriers to integrate multiple communication transport mechanisms and gain bandwidth efficiencies.

         At the acquisition date, Company management estimated that technological feasibility would be determined on the new Jupiter product within six months, at an estimated cost to complete of $1.8 million. Management currently estimates that the product will be commercially viable during the latter part of fiscal 1999. Estimated costs to complete this product development are $1.5 million for fiscal 1999. The expected sources of funding were scheduled research and development expenses from the operating budget of the Company provided by the operating assets and liabilities of the Company.

         Sales, marketing and administration expense was $24.3 million in fiscal 1998 compared with $29.7 million in fiscal 1997. The fiscal 1997 period included expenses related to the realignment of certain selling and marketing activities. In general, the lower level of spending in the current year compared with the prior year is reflective of the Company's overall goal of reduced SG&A spending and productivity improvements.

         During the first quarter of fiscal 1997, the Company liquidated its equity position in an international distributor of the Company's products due to certain changes in strategic objectives. The sale of this investment, originally made in fiscal 1995, yielded a one-time gain of $1.1 million.

         Amortization expense relates to the acquisition of the broadband family of products in 1983, certain channel bank products in 1984, the acquisition of Magnalink Communications Corporation in 1992, and the acquisition of Jupiter Technology, Inc. in January 1998. In fiscal 1998, amortization expense was $.8 million compared with $.7 million in fiscal 1997.

         Interest income was $.7 million in both fiscal 1998 and fiscal 1997.
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         In fiscal 1998, the Company recorded $.3 million of income tax expense relating to timing differences between the Company's net operating loss and taxable income.


FISCAL 1997 COMPARED WITH FISCAL 1996

         Sales in fiscal 1997 increased 25% to $117.8 million compared with $94.0 million in fiscal 1996. Increased shipments of Access60 network access products and broadband transmission products more than offset decreased sales of older network access products.

         In fiscal 1997, broadband transmission product sales represented 54% of total sales reflecting an increase of 35% compared with fiscal 1996. The Company continued to experience increased demand for asynchronous products exceeding the 30% growth rate experienced in fiscal 1996. Approximately 80% of the Company's sales of these products are used by telephone company customers to provide high bandwidth fiber optic services in the feeder or distribution section of the public telephone network. Sales to one RBOC represented 60% and 61% of sales of broadband transmission products in fiscal 1997 and fiscal 1996, respectively. As a percent of total sales, this RBOC represented 33% and 31% in fiscal 1997 and fiscal 1996, respectively. In fiscal 1997, access product sales represented 41% of total sales reflecting an increase of 18% compared with fiscal 1996. Substantially all of this growth can be attributed to sales of the Company's new Access 60 server which increased 87% compared with fiscal 1996. The Access 60 product represented 46% of access product sales in fiscal 1997 compared with 29% in fiscal 1996. This increase was partially offset by a decline in sales of older low-end access products. In fiscal 1997, sales of bandwidth optimization products represented 5% of total sales and remained substantially even with fiscal 1996.

         Total orders booked in fiscal 1997 amounted to $114.4 million, slightly ahead of fiscal 1996 orders of $113.5 million. Backlog at the end of fiscal 1997 decreased to $21.2 million compared with $24.8 million at the end of the previous year. During the first quarter of fiscal 1998, the Company was notified by a major customer, MCI Communications, of its intention to cancel an order for Access60 products in the amount of $6.9 million. Had this cancellation been reflected in fiscal 1997, total orders would have been $107.5 million. Firm backlog would have been $14.3 million if this order cancellation had occurred in fiscal 1997.

         The Company's major customers include telephone operating companies and long distance carriers. Sales to RBOC and other major telephone companies represented 43% of total sales compared with 42% in fiscal 1996. The major long distance carriers represented 20% of sales on fiscal 1997 compared with 19% in fiscal 1996. International revenue represented 7% of total revenue in fiscal 1997 compared with 4% in fiscal 1996.

         In fiscal 1997 the Company recorded a net loss of $1.1 million or $.10 per share compared with a net loss in fiscal 1996 of $15.5 million or $1.50 per share. The fiscal 1996 net loss included a net restructuring charge of $4.2 million or $.41 per share which is discussed in note 8 to the financial statements. Additionally, fiscal 1996 included non-recurring charges associated with the transfer of manufacturing operations from Fremont, California to Norwood, Massachusetts. Increased revenues and lower operating expenses were primarily responsible for the improved operating results compared with fiscal 1996.

         Gross profit in fiscal 1997 was $42.9 million and represented 36% of sales. In fiscal 1996, gross profit was $36.7 million or 39% of net sales. This decrease in gross profit percentage resulted in part as the product revenue mix shifted towards lower margin


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products, primarily in the access products group. To reverse this trend, efforts are continuing into fiscal 1998 to reduce product cost through manufacturing process improvements and product enhancements.

         Research and development expense amounted to $15.4 million and represented a decrease of 15% compared with fiscal 1996. This decrease resulted as development efforts for certain broadband products were curtailed. Remaining resources were focused on new product efforts in the access products area. Research and development expense represented 13% of sales in fiscal 1997 compared with 19% of sales in fiscal 1996.

         Sales, marketing and administration expense was $29.7 million in fiscal 1997 compared with $30.4 million in fiscal 1996. Lower spending in fiscal 1997 resulted from the Company's consolidation actions which occurred in the third quarter of fiscal 1996. This favorable spending variance was partially offset by additional costs relating to certain selling activity realignments which occurred in the third quarter of fiscal 1997.

         During the first quarter of fiscal 1997, the Company liquidated its equity position in an international distributor of the Company's products due to certain changes in strategic objectives. The sale of this investment, originally made in fiscal 1995, yielded a one-time gain of $1.1 million.

         Amortization expense relates to the acquisition of the broadband family of products in 1983, certain channel bank products in 1984 and the acquisition of Magnalink Communications Corporation in 1992. In fiscal 1997, amortization expense was $.7 million in fiscal 1997 compared with $.8 million in fiscal 1996.

         Interest income was $.7 million and $1.1 million in fiscal 1997 and fiscal 1996, respectively. This decrease resulted as operating requirements for cash reduced the amounts available to generate interest income.

         In fiscal 1997, the Company's operating loss did not generate currently available tax benefits.



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LIQUIDITY AND CAPITAL RESOURCES

         During fiscal 1998, cash and marketable securities increased $8.3 million resulting in a year-end balance of $21.0 million compared with $12.7 million at the end of fiscal 1997. Cash of $14.2 million was provided by operating activities, which included decreased inventory of $14.2 million. Cash was used by investing activities for the purchase of Jupiter Technology for $4.3 million. In addition, capital expenditures of $2.5 million were principally related to new product development tools and improved product testing capability. Proceeds from the sale of common stock under various stock option and purchase plans provided cash in the amount of $2.0 million.

         Working capital at August 30, 1998 was $39.7 million, compared with $40.4 million at August 31, 1997. The ratio of current assets to current liabilities at fiscal year end was 2.9 which remained unchanged from the end of fiscal 1997.

         The Company maintains a $20.0 million secured line of credit with Fleet Bank which is available to fund working capital requirements through December 31, 1998. Although the Company did not utilize any of its financing alternatives in fiscal 1998, approximately $.4 million was reserved to cover various guarantees in effect at August 30, 1998 relating to European Community customs and duties.

         Management believes that its cash and marketable securities and the availability of its various financing arrangements will be sufficient to fund operating cash requirements and future growth for the foreseeable future.

         The Company practice has been to retain cash provided by operations to fund future growth. Accordingly, the Company has never declared or paid a cash dividend on its capital stock.

YEAR 2000 ISSUE
The year 2000 will pose a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, complete system failure.

In April 1998, the Company formally adopted a plan to address year 2000 compliance in its computer systems and applications. In accordance with the plan, management estimates the total cumulative costs will be approximately $1,100,000. During fiscal 1998, approximately $100,000 was expended towards year 2000 compliance.

The Company's products have been either tested and found to be year 2000 compliant, or deemed not subject to the testing requirement because they do not contain a real-time clock. The third phase of the plan includes a process to evaluate the readiness of its major suppliers. As of August 30, 1998, the plan is on schedule and is expected to be completed in mid-1999.

Management believes that the expenditures required to bring the Company's systems into compliance will not have a materially adverse effect on the Company's ability to operate beyond the year 1999. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year


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2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.



FACTORS THAT MAY AFFECT FUTURE FINANCIAL RESULTS

 Discussions in this Form 8-K include statements concerning the Company's future products, expenses, revenue, liquidity and cash needs as well as the Company's future operations and financial results. These forward-looking statements are based on current expectations. Accordingly, the Company assumes no obligation to update this information. Numerous factors, including but not limited to the pending merger with World Access, economic and competitive conditions, incoming order levels, shipment volumes, and product margins, could cause actual results to differ from those described in these statements. Prospective investors and stockholders should carefully consider the foregoing factors, as well as those set forth below in evaluating these forward-looking statements.

         The Company's backlog may not be representative of actual sales for any succeeding period because of the timing of orders, delivery intervals, customer and product mix, the possibility of changes in delivery schedules, and additions or cancellation of orders. Historically, a significant portion of the Company's sales in any quarter result from orders received in the same period; thus, order delays could have an immediate and materially adverse impact on sales and profit. Recent merger activity among some of the Company's large customers could adversely affect future orders as those customers reassess their strategic direction. NYNEX, the Company's largest customer merged with Bell Atlantic in fiscal 1997. Although the Company believes that its products continue to offer a competitive advantage to Bell Atlantic, there can be no assurance that their historic order level will continue. If Bell Atlantic and GTE complete their contemplated merger, the combined entity will become a large customer of the Company.

         The Company operates in a highly competitive environment and in a highly competitive industry, which include significant pricing pressures. These competitive pressures could cause reduced demand for the Company's products. If the Company was not successful in winning future business opportunities, there could be insufficient revenue to cover costs and expenses incurred in anticipation of these opportunities. Accordingly, the Company may from time to time experience unanticipated intense competitive pressure, possibly causing operating results to vary from those expected.

         The Company's future operating results are dependent on its ability to develop, produce and market new and innovative products and services. As part of this effort, the Company has invested in new technology with the acquisition of Jupiter Technology and the acquisition of Synaptyx Corporation. There can be no assurance that either of these investments will result in successful products. Critical to the Company's growth strategy is the acceptance of the Access60 product and the EdgeLink family of products. There are numerous risks inherent in the complex process of product development, including rapid technological change and the requirement that the Company bring to market in a timely fashion new products and services which meet customers' changing needs. The introduction of newer technologies could result in lower demand for the Company's products and cause inventory on hand to become obsolete. The Company experiences intense competition for skilled employees who are in great demand. If important technical and management positions remain unfilled, completion of product development and other programs could be delayed causing financial results to be adversely affected.


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         Historically, the Company has generated a disproportionate amount of its operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time. In addition, the Company's operating results historically have varied from fiscal period to fiscal period. Accordingly, the Company's financial results in any particular fiscal period are not necessarily indicative of results for future periods.